Exhibit 3.3

                              ARTICLES OF AMENDMENT
                         TO ARTICLES OF INCORPORATION OF
                              DOCTORSURF.COM, INC.


            Pursuant to the provisions of section 607.1006, Florida Statutes, this Florida corporation adopts the following Articles of Amendment to its Articles of Incorporation:

            FIRST: Article I of the Articles of Incorporation of the Corporation is amended to read as follows:

                                    ARTICLE I

                                NAME AND ADDRESS

                The name of the Corporation is Eonnet Media, Inc.  The
            Corporation's principal office and mailing address is 6950 Bryan Dairy Road, Largo, Florida 33777.

            SECOND: The effective date of this Amendment will be upon filing with the Secretary of State.

            THIRD: The foregoing Amendment to the Articles of Incorporation were adopted and approved by the Board of Directors and by the shareholders of the corporation, in accordance with section 607.1003 of the Florida Statutes, on January 27, 2001.

            The undersigned officer of the corporation has executed this Amendment to the Articles of Incorporation this 16th day of April, 2001.



                                       DOCTORSURF.COM, INC.


                                       By:______________________________________
                                       Name:          Vikrant Sharma
                                       Title:         Chief Executive Officer